Tidal Trust III 485BPOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 30, 2025, relating to the financial statements and financial highlights of Rockefeller California Municipal Bond ETF, Rockefeller New York Municipal Bond ETF, Rockefeller Opportunistic Municipal Bond ETF, Rockefeller Global Equity ETF, and Rockefeller U.S. Small-Mid Cap ETF, each a series of Tidal Trust III, which are included in Form N-CSR for the periods ended July 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
November 21, 2025